EXHIBIT 99.1
National Western Life Group, Inc. Announces 2021 Second Quarter Earnings

Austin, Texas, August 6, 2021 ‑ Ross R. Moody, Chairman of the Board, President, and Chief Executive Officer of National Western Life Group, Inc. (Nasdaq: NWLI), announced today second quarter 2021 consolidated net earnings of $49.9 million, or $14.11 per diluted Class A common share, compared with consolidated net earnings of $48.4 million, or $13.69 per diluted Class A common share, for the second quarter of 2020. For the six months ended June 30, 2021, the Company reported consolidated net earnings of $112.0 million, or $31.68 per diluted Class A common share, compared with $46.4 million, or $13.11 per diluted Class A common share, a year ago. The Company's book value per share as of June 30, 2021 was $698.52.

The Company reported total revenues, excluding realized and unrealized gains on index options and investments, of $178.6 million in the quarter ended June 30, 2021 compared to $172.6 million in the second quarter of 2020, and $379.5 million in the six months ended June 30, 2021 versus $328.3 million in the comparable period in 2020. Commenting on the Company's revenues, Mr. Moody pointed to successful sales results in combination with benefits realized from risk management initiatives as factors producing favorable results: "We continue to see recovery from 2020 sales levels which were negatively impacted by the COVID-19 pandemic and are now achieving sales results that surpass our pre-pandemic sales amounts. Life insurance sales were up 43% in the second quarter over last year, including the sales results of Ozark National whose reliance on a face-to-face sales model significantly hampered their production in 2020. Annuity sales increased 49% in the second quarter compared to 2020, and we are excited about new product launches scheduled for the third quarter that were delayed by the challenges which came with the pandemic." Mr. Moody added, "Our risk management processes lead to the funds withheld reinsurance transaction executed at the end of last year. It has accomplished precisely what we were targeting, namely stabilization of our cash flows and relief from compressed interest rate margins on legacy blocks of fixed rate annuity business."

The Company's net earnings for the first six months increased 142% over the net earnings reported in the first six months of 2020. Mr. Moody observed, "In addition to sales growth and the strategic use of reinsurance, we are beginning to see traction in various investment initiatives undertaken in the past year. Net investment income has benefited from incremental yield with the introduction of a disciplined alternative investment strategy and expanded commercial mortgage lending, and we have successfully reduced index option costs used to hedge our fixed-index life and annuity products."

National Western Life Group, Inc. is the parent organization of National Western Life Insurance Company, which is the parent organization of Ozark National Life Insurance Company, both stock life insurance companies in aggregate offering a broad portfolio of individual universal life, whole life and term insurance plans, as well as annuity products. At June 30, 2021, the Company maintained consolidated total assets of $14.5 billion, consolidated stockholders' equity of $2.5 billion, and combined life insurance in force of $21.4 billion.

Caution Regarding Forward-Looking Statements:
This press release contains statements which are or may be viewed as forward-looking within the meaning of The Private Securities Litigation Reform Act of 2005. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks, and uncertainties. Factors that may cause actual results to differ materially from those contemplated in these forward-looking statements can be found in the Company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the Company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the Company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

National Western Life Group, Inc.
News Release - Page 2

Summary of Consolidated Financial Results (Unaudited)
(In thousands except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Revenues:
Revenues, excluding investment and index option	$178,584	172,647	379,522	328,278
gains (losses)
Realized and unrealized gains (losses) on index options	40,166	40,243	68,190	(66,385)
Realized gains on investments	3,415	3,125	4,831	6,610
Total revenues	222,165	216,015	452,543	268,503

Benefits and expenses:
Life and other policy benefits	35,904	33,431	73,793	67,065
Amortization of deferred transaction costs	25,123	31,100	55,112	61,137
Universal life and annuity contract interest	69,973	61,772	122,818	33,746
Other operating expenses	28,468	29,154	59,803	48,976
Total benefits and expenses	159,468	155,457	311,526	210,924

Earnings before income taxes	62,697	60,558	141,017	57,579
Income tax expense	12,798	12,145	28,989	11,228
Net earnings	$49,899	48,413	112,028	46,351

Net earnings attributable to Class A shares	$48,488	47,044	108,860	45,040

Diluted Earnings Per Class A Share	$14.11	13.69	31.68	13.11

Diluted Weighted Average Class A Shares	3,436	3,436	3,436	3,436

			June 30,	December 31,
			2021	2020

Book value per share			$698.52	698.50
Less: Per share impact of accumulated other comprehensive income			77.97	108.75
Book value per share, excluding accumulated other comprehensive income *			$620.55	589.75

*	Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $283.5 million at June 30, 2021 and $395.4 million at December 31, 2020. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused primarily by changes in market interest rates, National Western Life Group, Inc. believes this financial measure provides useful supplemental information.

Investor Relations Contact:
Brian M. Pribyl - Senior Vice President, Chief Financial Officer and Treasurer
(512) 836-1010
bpribyl@nationalwesternlife.com
www.nwlgi.com